UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2012

ViaSat, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Private Offering of Senior Notes

On October 12, 2012, ViaSat, Inc. (“ViaSat”) completed the closing of the sale of an additional $300 million in aggregate principal amount of its 6.875% Senior Notes due 2020 (the “Notes”). The Notes are guaranteed on a senior unsecured basis (collectively, the “Guarantees”) by each of ViaSat’s domestic subsidiaries which now or in the future guarantees ViaSat’s revolving credit facility (collectively, the “Guarantors”). The Notes are an additional issuance of, and will be treated as a single class with, the $275 million outstanding aggregate principal amount of ViaSat’s 6.875% Senior Notes due 2020 (the “Existing Notes”).

The Notes were issued by ViaSat pursuant to an Indenture, dated as of February 27, 2012 (the “Indenture”), by and among ViaSat, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), which governs the terms of the Notes. A copy of the Indenture, which includes the form of the Notes, was filed as Exhibit 4.1 to ViaSat’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2012 and is incorporated herein by reference.

ViaSat intends to use the net proceeds from the Notes offering (which are estimated to be approximately $311.3 million, after giving effect to estimated premium, accrued interest, discounts, commissions and offering expenses) to repurchase any and all of its outstanding 8.875% Senior Notes due 2016 (the “2016 Notes”) pursuant to a cash tender offer and consent solicitation commenced by ViaSat on September 27, 2012 (and to redeem any outstanding 2016 Notes not so purchased). ViaSat intends to use any remaining net proceeds, after the repurchase or, if applicable, the redemption of the 2016 Notes and associated fees and expenses, for general corporate purposes.

The initial purchasers of the Notes were Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Stephens Inc. and B. Riley & Co., LLC. Certain of the initial purchasers and their affiliates have performed, and may in the future perform, for ViaSat and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.

A brief description of the terms of the Notes and the Indenture follows:

Interest. The Notes will bear interest at a rate of 6.875% per year, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning on December 15, 2012. Interest on the Notes will accrue from June 15, 2012. ViaSat will make each interest payment to the holders of record of the Notes on the immediately preceding June 1 and December 1. Holders of the Notes may be entitled to additional interest on the Notes under certain circumstances pursuant to the terms of the Registration Rights Agreement (discussed below), which will be paid, if applicable, on the same dates as interest on the Notes.

Maturity. The Notes will mature on June 15, 2020, unless earlier redeemed or repurchased.

Ranking. The Notes and the Guarantees are ViaSat’s and the Guarantors’ general senior unsecured obligations and rank equally in right of payment with all of their existing and future unsecured senior debt. The Notes are effectively junior in right of payment to their existing and future secured debt, including under ViaSat’s revolving credit facility (to the extent of the value of the assets securing such debt), are structurally subordinated to all existing and future liabilities (including trade payables) of ViaSat’s subsidiaries that are not Guarantors, and are senior in right of payment to all of their existing and future subordinated indebtedness.

Redemption. ViaSat may redeem the Notes, in whole or in part, at any time on or after June 15, 2016 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest and additional interest pursuant to the Registration Rights Agreement, if any. Prior to June 15, 2016, ViaSat may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, plus accrued and unpaid interest. In addition, prior to June 15, 2015, ViaSat may redeem up to 35% of the Notes and the Existing Notes with the net cash proceeds from specified equity offerings at the redemption price set forth in the Indenture; however, ViaSat may only make these redemptions if at least 65% of the aggregate principal amount of the Notes and the Existing Notes issued under the Indenture remains outstanding after such redemptions. ViaSat is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

If a “change of control” occurs (as defined in the Indenture), each holder of Notes may require ViaSat to repurchase all of such holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest.

Covenants. The Indenture contains covenants limiting ViaSat’s and its restricted subsidiaries’ ability to, among other things incur, assume or guarantee additional debt; issue redeemable stock and preferred stock; pay dividends, make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt that is junior in right of payment to the Notes; make loans and investments; grant or incur liens; restrict dividends, loans or asset transfers from restricted subsidiaries; sell or otherwise dispose of assets; enter into transactions with affiliates; reduce ViaSat’s satellite insurance; and consolidate or merge with, or sell substantially all of their assets to, another person.

Events of Default. Subject to the terms and conditions of the Indenture, each of the following, among other events, constitutes an event of default under the Indenture: (1) ViaSat’s failure to pay interest, additional interest pursuant to the terms of the Registration Rights Agreement (defined below), if any, or premium, if any, on, or the principal of, the Notes when due; (2) ViaSat’s or a Guarantor’s failure to comply with the covenants in the Indenture; (3) ViaSat’s or any of its restricted subsidiaries’ default under any mortgage, indenture or similar instrument evidencing indebtedness of $50.0 million or more with respect to a default in the payment of principal, interest or premium when due or where such default results in the acceleration of such indebtedness; (4) ViaSat’s or certain restricted subsidiaries’ failure to satisfy certain final judgments when due; (5) certain bankruptcy events; and (6) the Guarantee of a Guarantor in certain circumstances ceasing to be in full force and effect, being declared null and void in a judicial proceeding or being denied or disaffirmed by such Guarantor. Upon the occurrence of an event of default under the Indenture, the principal and accrued interest under the Notes then outstanding may be declared due and payable, subject to certain limitations.

Securities Laws. The Notes were issued through a private placement to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the U.S. in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act, are subject to restrictions on transfer and may only be offered or sold in transactions exempt from, or not subject to, the registration requirements of the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell or buy securities, or the solicitation of an offer to sell or buy any securities.

Registration Rights. In connection with the sale of the Notes, on October 12, 2012, ViaSat and the Guarantors also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated for and on behalf of itself and the other initial purchasers of the Notes, under which ViaSat and the Guarantors have agreed to use their commercially reasonable efforts to cause to be filed with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the Notes and the Guarantees for senior notes and guarantees identical in all material respects to the Notes and the Guarantees (subject to limited exceptions) or, under certain circumstances, to prepare and file a shelf registration statement to cover the resale of the Notes and the Guarantees by the holders thereof. If ViaSat and the Guarantors do not comply with certain of their obligations under the Registration Rights Agreement, they will be obligated to pay additional interest in the amounts and for the periods of time set forth in the Registration Rights Agreement. A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

The foregoing description of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, each of which is incorporated herein by reference.

Tender Offer and Consent Solicitation

As previously reported, on September 27, 2012, ViaSat launched a tender offer to purchase for cash any and all of its $275 million in aggregate principal amount of outstanding 2016 Notes. Concurrently with the tender offer, ViaSat also solicited consents from the holders of the 2016 Notes to eliminate certain covenants in and amend certain provisions of the indenture governing the 2016 Notes. The tender offer and consent solicitation were conducted upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated September 27, 2012, and in the related Letter of Transmittal and Consent. The consent deadline was 5:00 p.m., New York City time, on October 11, 2012, and the tender offer will expire at 11:59 p.m., New York City time, on October 25, 2012, unless extended or earlier terminated.

On October 12, 2012, ViaSat accepted tenders for approximately $262.1 million in aggregate principal amount of outstanding 2016 Notes in connection with the early acceptance date of the tender offer. The holders of the accepted notes received total consideration of $1,071.56 per $1,000 principal amount of notes tendered, which included a $10.00 consent payment per $1,000 principal amount of notes tendered. The total cash payment to purchase the tendered 2016 Notes, including accrued and unpaid interest up to, but excluding, October 12, 2012, was approximately $282.5 million, which ViaSat obtained from the closing of the private offering of the Notes described above.

Tendering holders of 2016 Notes also delivered the requisite consents authorizing ViaSat to eliminate certain covenants in and amend certain provisions of the indenture governing the 2016 Notes. These consents authorized entry into a supplemental indenture which reflects these amendments (the “Supplemental Indenture”). On October 12, 2012, the Supplemental Indenture among ViaSat, the Guarantors and Wilmington Trust, National Association, as trustee, was executed and became operative. A copy of the Supplemental Indenture is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

The foregoing description of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the complete text of the Supplemental Indenture, which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On October 12, 2012, ViaSat issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing the early acceptance of tenders pursuant to ViaSat’s tender offer to purchase for cash any and all of its $275 million in aggregate principal amount of outstanding 2016 Notes.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Registration Rights Agreement, dated as of October 12, 2012, among ViaSat, Inc., ViaSat Holding, Inc., ViaSat Communications, Inc., WB Holdings 1 LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for and on behalf of itself and JP Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Stephens Inc. and B. Riley & Co., LLC

4.2	Second Supplemental Indenture, dated as of October 12, 2012, among ViaSat, Inc., ViaSat Holding, Inc., ViaSat Communications, Inc., WB Holdings 1 LLC and Wilmington Trust, National Association, as trustee

99.1	Press Release dated October 12, 2012 issued by ViaSat, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: October 12, 2012	By:	/s/ Paul Castor
	Name:	Paul Castor
	Title:	Associate General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Registration Rights Agreement, dated as of October 12, 2012, among ViaSat, Inc., ViaSat Holding, Inc., ViaSat Communications, Inc., WB Holdings 1 LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for and on behalf of itself and JP Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Stephens Inc. and B. Riley & Co., LLC

4.2	Second Supplemental Indenture, dated as of October 12, 2012, among ViaSat, Inc., ViaSat Holding, Inc., ViaSat Communications, Inc., WB Holdings 1 LLC and Wilmington Trust, National Association, as trustee

99.1	Press Release dated October 12, 2012 issued by ViaSat, Inc.